Exhibit 10.2

Partitioned Note

Issuance Date: March 15, 2024	Principal Amount: U.S. $3,007,237.26

FOR VALUE RECEIVED, pursuant to this Partitioned Note (this “Note”), Intrusion Inc., a Delaware corporation (“Borrower”), promises to pay to Streeterville Capital, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), the principal amount as set forth forth above and any interest, fees, charges, and late fees accrued hereunder on the first business day following the Issuance Date as set forth above (the “Maturity Date”) in accordance with the terms set forth herein and to pay interest on the Principal Amount at the rate of seven percent (7%) per annum, simple interest, from the Issuance Date until the same is paid or otherwise satisfied in full. The Borrower and the Lender may be referred to herein collectively as the “Parties” and each individually as a “Party”.

Section 1. Partition and Exchange. This Note represents a portion of the prior amount owed by the Borrower to the Lender pursuant to the Promissory Note #1 dated as of March 10, 2022, and this Partitioned Note is being issued to the Lender pursuant to the Exchange Agreement by and between the Parties dated as of Issuance Date (the “Exchange Agreement”). The Parties acknowledge and agree that it is anticipated that, immediately following the issuance of this Note, this Note and the Principal Amount and all accrued interest hereunder (the “Indebtedness”) shall be exchanged for certain securities of the Borrower pursuant to the Exchange Agreement.

Section 2. Repayment. To the extent not exchanged for other securities of the Borrower pursuant to the Exchange Agreement, the Indebtedness shall be due and payable on the Maturity Date.

Section 3. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

Section 4. Amendments. The prior written consent of both Parties hereto shall be required for any change or amendment to this Note.

Section 5. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the provisions of the Exchange Agreement.

Section 6. Governing Law. This Note and all matters based upon, arising out of or relating in any way to this Note, including all disputes, claims or causes of action arising out of or relating to this Note as well as the interpretation, construction, performance and enforcement of this Note, shall be governed by the laws of the United States and the State of Utah, without regard to any jurisdiction’s conflict-of-laws principles.

Section 7. Counterparts. This Note may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the undersigned have executed this Note as of the Issue Date set forth above.

Intrusion Inc.

By:  /s/ Anothony Scott

Name: Anothony Scott

Title:   Chief Executive Officer

Agreed and accepted:

Streeterville Capital LLC

By: /s/ John M. Fife

Name: John M. Fife

Title:   President

2